UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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MICROBOT MEDICAL INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROBOT MEDICAL INC.

25 Recreation Park Drive, Unit 108

Hingham, MA 02043

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 4, 2018

Dear Shareholders:

NOTICE IS HEREBY GIVEN, that the 2018 Annual Meeting of Shareholders of Microbot Medical Inc. (the “Company”) will be held at 11:00 A.M., Eastern Time on September 4, 2018 at the Company’s office located at 25 Recreation Park Drive, Unit 108, Hingham, MA 02043. At the Annual Meeting, you will be asked to vote on:

1.	The election of two Class III directors to the Board of Directors of the Company to serve until the 2021 Annual Meeting of Shareholders;

2.	The ratification of Brightman Almagor Zohar & Co., a Member of Deloitte Touche Tohmatsu Limited, or its U.S. affiliate, as the Company’s independent registered public accounting firm for the year ending December 31, 2018;

3.	To approve an amendment to our certificate of incorporation to effect a reverse stock split, at a ratio of not less than one-for-five (1:5) and not greater than one-for-twenty (1:20), of the common stock of the Company (the “Reverse Split”), which will be determined by the Board of Directors in its sole discretion; and

4.	To transact such other and further business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on July 13, 2018 as the record date for determining shareholders who are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Your vote is important to us. Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy card and return it in the enclosed envelope. Returning a proxy will not deprive you of your right to attend the Annual Meeting and vote your shares in person.

The foregoing items of business are more fully described in the accompanying proxy statement.

By Order of the Board of Directors,

Harel Gadot

Chairman, President and Chief Executive Officer

Dated: July 26, 2018

Hingham, Massachusetts

MICROBOT MEDICAL INC.

25 Recreation Park Drive, Unit 108

Hingham, MA 02043

PROXY STATEMENT

2018 ANNUAL MEETING OF SHAREHOLDERS

September 4, 2018

This proxy statement and the accompanying proxy card is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Microbot Medical Inc., a Delaware corporation (the “Company”), of proxies for use at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company’s office located at 25 Recreation Park Drive, Unit 108, Hingham, MA 02043 at 11:00 A.M., Eastern Time, on September 4, 2018, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and the accompanying proxy card is first being mailed on or about July 27, 2018 to all Shareholders of the Company entitled to vote at the Annual Meeting (the “Shareholders”).

The Company will bear the cost of solicitation of proxies. Directors, officers and employees of the Company may solicit proxies by telephone, email, facsimile, in person or otherwise for no additional compensation. The Company has retained Morrow Sodali LLC to act as a proxy solicitor in conjunction with the annual stockholders meeting at an estimated cost of $10,000 plus expenses. The Company will pay the entire costs of such solicitation as well as the costs of printing and filing this proxy statement and proxy card. The Company will reimburse banks, brokerage firms, proxy solicitors, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares.

The Board of Directors has fixed the close of business on July 13, 2018, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting or at any postponement or adjournment thereof. There were 43,720,427 shares of our common stock, $.01 par value, outstanding on July 13, 2018, each of which is entitled to one vote for each share on the matters to be voted upon.

Stockholders are being asked to vote on three proposals at the Company’s 2018 Annual Meeting. The proposals to be voted on and related recommendations from the Board of Directors are as follows:

Proposal Number 1.	The election of two Class III directors to the Board of the Company to serve until the 2021 Annual Meeting of Shareholders. The Board recommends that you vote “FOR” each of the nominees.

Proposal Number 2.	The ratification of Brightman Almagor Zohar & Co., a Member of Deloitte Touche Tohmatsu Limited, or its U.S. affiliate, as the Company’s independent registered public accounting firm for the year ending December 31, 2018. The Board recommends that you vote “FOR” this proposal.

Proposal Number 3.	To approve an amendment to our certificate of incorporation to effect a reverse stock split, at a ratio of not less than one-for-five (1:5) and not greater than one-for-twenty (1:20), of the common stock of the Company (the “Reverse Split”), which will be determined by the Board in its sole discretion. The Board recommends that you vote “FOR” this proposal.

In the election of directors, which is Proposal Number 1, you may vote “FOR” both of the nominees or your vote may be “WITHHELD” with respect to one or both of the nominees. For Proposal Number 2 and Proposal Number 3, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN” as to Proposal Number 2, the abstention will have no effect. An abstention, a “broker non-vote,” or a failure to submit a proxy card or vote at the Annual Meeting with respect to Proposal Number 3 will have the same effect as voting “AGAINST” such proposal.

Shares of our common stock represented by proxies in the form enclosed that are properly executed and returned to us and not revoked will be voted as specified in the proxy by the stockholder. In the absence of contrary instructions, or in instances where no specifications are made, the shares will be voted:

i.	FOR the election of two Class III directors to the Board of the Company to serve until the 2021 Annual Meeting of Shareholders.

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ii.	FOR the ratification of Brightman Almagor Zohar & Co., a Member of Deloitte Touche Tohmatsu Limited, or its U.S. affiliate, as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

iii.	FOR the approval of the Reverse Split.

iv.	In the discretion of the named proxies as to any other matter that may properly come before the Annual Meeting.

Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the company’s corporate secretary a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may revoke his, her or its proxy and vote his, her or its shares at the Annual Meeting.

How to vote shares at our 2018 Annual Meeting.

Voting at the Annual Meeting. All Company stockholders are invited to attend the Annual Meeting in person. Any stockholder that attends the meeting in person may deliver a completed proxy card in person or vote by completing a ballot, which will be available at the meeting. However, each stockholder intending to vote in person at the Annual Meeting should note that if his, her or its shares are held in the name of a bank, broker or other nominee, such stockholder must obtain a legal proxy, executed in his, her or its favor, from the holder of record to be able to vote at the Annual Meeting. Stockholders should allow enough time prior to the Annual Meeting to obtain this proxy from the holder of record, if needed.

This year, registered stockholders of the Company, meaning stockholders who hold the Company’s stock directly (not through a bank, broker, or other nominee) may cast their vote in any of the following ways:

Vote by Internet. Registered stockholders can vote over the Internet at www.envisionreports.com/MBOT by following the instructions on the proxy card. Internet voting facilities for registered stockholders of record will be available 24 hours a day and will close at 10:00 a.m. (EDT) on September 4, 2018.

Vote by Mail. Registered stockholders can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, such a stockholder can mail the completed proxy card or voting instruction card to Proxy Services, c/o Computershare Investor Services, P.O. Box 505008, Louisville, KY 40233-9814. The completed card must be received no later than September 3, 2018.

Vote by Telephone. Registered stockholders can vote by telephone by calling the phone number located on the top of your proxy card and following the voice prompts. You will need information from your proxy card to submit your proxy by telephone. Telephone voting facilities for registered stockholders of record will be available 24 hours a day and will close at 10:00 a.m. (EDT) on September 4, 2018.

This year, beneficial stockholders of the Company, meaning stockholders who hold the Company’s stock in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”) may cast their vote in any of the following ways:

Vote by Internet. Beneficial stockholders can vote over the Internet at www.proxyvote.com by following the online instructions. Internet voting facilities for beneficial stockholders of record will be available 24 hours a day and will close at 10:00 a.m. (EDT) on September 4, 2018.

Vote by Mail. Beneficial stockholders can vote by mail by signing, dating and mailing the enclosed voting instruction form (“VIF”) in the postage-paid envelope provided. The completed card must be received no later than September 3, 2018.

Vote by Telephone. Beneficial stockholders can vote by telephone by calling the phone number located on the top of your VIF and following the voice prompts. Telephone voting facilities for beneficial stockholders of record will be available 24 hours a day and will close at 10:00 a.m. (EDT) on September 4, 2018.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

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Quorum, Required Votes and Method of Tabulation

Consistent with Delaware law and the Company’s amended and restated by-laws, a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. The Company will appoint one or more election inspectors for the meeting to count votes cast by proxy or in person at the Annual Meeting.

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions have not been given. This year if you hold shares beneficially in street name and do not vote your shares, your broker or nominee can vote your shares at its discretion on Proposal Number 2. In tabulating the voting result for any proposal for which the required vote is based on the number of shares present, shares that constitute broker non-votes are not considered entitled to vote on that proposal. However, for proposals for which the required vote is based on the number of shares of common stock issued and outstanding, broker non-votes have the same effect as a vote “AGAINST” the proposal. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted for the election of directors or the Reverse Split. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum.

What Vote is Required to Approve Each Item?

Election of directors by stockholders, which is Proposal Number 1, will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election that are either present in person or represented by proxy. Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors.

For Proposal Number 2, the affirmative “FOR” vote is required by the holders of a majority of the shares present at the Annual Meeting in person or by proxy and voting. Abstentions will have no effect on the outcome of this proposal.

For Proposal Number 3, the affirmative “FOR” vote is required by the holders of a majority of the shares outstanding and entitled to vote on the matter. An abstention, a “broker non-vote,” or a failure to submit a proxy card or vote at the Annual Meeting will have the same effect as voting “AGAINST” this proposal.

Management does not know of any matters to be presented at this year’s Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. Stockholders will have no appraisal rights under Delaware law with respect to any of the matters expected to be voted on at the Annual Meeting. If other matters should properly come before the meeting, the proxy holders will vote such matters in their discretion. Any stockholder has the right to revoke his, her or its proxy at any time until it is voted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned, as of July 25, 2018, by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our current directors and executive officers as a group, and (iv) all those known by us to be to a beneficial owner of more than 5% of the Company’s common stock. In general, “beneficial ownership” refers to shares that an individual or entity has the power to vote or dispose of, and any rights to acquire common stock that are currently exercisable or will become exercisable within 60 days of July 25, 2018. We calculated percentage ownership in accordance with the rules of the SEC. The percentage of common stock beneficially owned is based on 43,720,427 shares outstanding as of July 25, 2018. In addition, shares issuable pursuant to options or other convertible securities that may be acquired within 60 days of July 25, 2018 are deemed to be issued and outstanding and have been treated as outstanding in calculating and determining the beneficial ownership and percentage ownership of those persons possessing those securities, but not for any other persons.

This table is based on information supplied by each prospective director, officer and principal stockholder of the Company. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them, based on information provided by such stockholders. Unless otherwise indicated, the address for each director, executive officer and 5% or greater stockholders of the Company listed is: c/o Microbot Medical Inc., 25 Recreation Park Drive, Unit 108, Hingham, MA 02043.

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Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and Executive Officers
Harel Gadot(1)	4,255,034	9.39%
Yoav Waizer(2)	12,381	*
Yoseph Bornstein(3)	4,542,790	10.39%
Scott Burell(2)	12,381	*
Martin Madden(2)	12,381	*
David Ben Naim (2)	18,750	*
Yehezkel (Hezi) Himelfarb	353,479	*
Prattipati Laxminarain (2)	12,381	*
All current directors and executive officers as a group (8 persons)(4)	9,219,577	20.31%

Five Percent Shareholders
LSA - Life Science Accelerator Ltd.(3)	4,542,790	10.39%
Technion Research and Development Foundation Ltd.(5)	3,555,339	8.13%
MEDX Ventures Group LLC(6)	3,820,664	8.51%
Saber Holding GmbH(7)	4,307,003	9.85%
Moshe Shoham(8)	2,678,231	6.01%

*	Less than 1%.
(1)	Includes 1,167,960 shares of the Company’s common stock issuable upon the exercise of options granted to MEDX Ventures Group and 434,370 shares of the Company’s common stock issuable upon the exercise of options granted to Mr. Gadot. All of such shares and 1,167,960 options are held by MEDX Ventures Group LLC, which is beneficially owned by Mr. Gadot. See Note 6 below.
(2)	Represents options to acquire shares of the Company’s common stock.
(3)	Based on representations and other information made or provided to the Company by Mr. Bornstein, Mr. Bornstein is the CEO and Director of LSA and of Shizim, and Mr. Bornstein is the majority equity owner of Shizim. Shizim is the majority equity owner of LSA. Accordingly, Mr. Bornstein may be deemed to share voting and investment power over the shares beneficially owned by these entities and has an address of 16 Iris Street, Rosh-Ha’Ayin Israel 4858022. Includes 12,381 shares of the Company’s common stock issuable upon exercise of options.
(4)	Includes shares of the Company’s common stock issuable upon the exercise of options as set forth in footnotes (1), (2) and (3).
(5)	The address of Technion Research and Development Foundation is Technion City, Malat Bldg., 5th Floor, Haifa, Israel 3200003.
(6)	Includes 1,167,960 shares of the Company’s common stock issuable upon the exercise of options granted to MEDX Ventures Group. Mr. Gadot is the Chief Executive Officer, Company Group Chairman and majority equity owner of MEDX Venture Group and thus may be deemed to share voting and investment power over the shares beneficially owned by this entity. Does not include 434,370 shares of the Company’s common stock issuable upon the exercise of options granted to Mr. Gadot directly. See Note 1 above.
(7)	Pursuant to a Schedule 13D/A-2 filed on June 20, 2017, Mrs. Sandra Berkson owns 100% of the equity of Saber Holding GmbH. Mr. Avram Berkson and Mrs. Sandra Berkson have shared power with Saber to vote or direct the vote, and to dispose or direct the disposition, of such shares. Saber’s address is Krummbaumgasse 10/20, 1020 Wein, Austria.
(8)	Includes 836,141 shares of the Company’s common stock issuable upon the exercise of options.

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BOARD OF DIRECTORS

General

We currently have seven directors serving on our Board. The following table lists the names, ages and positions of the individuals who serve as directors of the Company, as of July 25, 2018:

Name	Age	Position
Harel Gadot	46	President, Chief Executive Officer and Chairman of the Board of Directors
Yehezkel (Hezi) Himelfarb	60	Chief Operation Officer, General Manager and Director
Yoav Waizer(2)(3)	53	Director
Yoseph Bornstein(1)(3)	59	Director
Scott Burell(1)(2)	53	Director
Martin Madden(1)(3)	57	Director
Prattipati Laxminarain(2)	60	Director

(1)	Member of Audit Committee.
(2)	Member of Corporate Governance Committee.
(3)	Member of Compensation Committee.

Because we have a classified Board, with each of our directors serving a staggered three-year term, only our Class III Directors are standing for election at our 2018 Annual Meeting. The following table shows the current composition of the three classes of our Board:

Class I Directors (terms scheduled to expire in 2019):

Harel Gadot
Yoav Waizer
Martin Madden

Class II Directors (term scheduled to expire in 2020):

Yehezkel (Hezi) Himelfarb
Scott Burell

Class III Directors:

Yoseph Bornstein (term scheduled to expire in 2018, but nominated to stand for reelection at our 2018 Annual Meeting)

Prattipati Laxminarain (term scheduled to expire in 2018, but nominated to stand for reelection at our 2018 Annual Meeting)

The independent members of our Board, as determined by the Board in accordance with the existing Nasdaq Listing rules, are Messrs. Waizer, Bornstein, Burell, Madden and Laxminarain. The Board held approximately 18 regular and special meetings during the fiscal year ended December 31, 2017 and acted by unanimous written consent three times. Each of our directors attended at least approximately 90% of such meetings of the Board. While we encourage our directors to attend the Company’s annual Shareholder meeting, we do not have a policy requiring that they do so. All of our directors attended the Company’s 2017 annual stockholder meeting, except for Mr. Laxminarain who was appointed to the Board subsequent to the 2017 annual stockholder meeting.

Committees of the Board of Directors

Presently, the Board has three standing committees — the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”), and the Corporate Governance and Nominating Committee (the “Corporate Governance Committee”). All members of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee are, and are required by the charters of the respective committees to be, independent as determined under Nasdaq Listing rules.

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Audit Committee

The Audit Committee is composed of Messrs. Burell, Madden and Bornstein. Each of the members of the Audit Committee is independent, and the Board has determined that Mr. Burell is an “audit committee financial expert,” as defined in SEC rules. The Audit Committee acts pursuant to a written charter which is available through our website at www.microbotmedical.com. The Audit Committee held five meetings during the fiscal year ended December 31, 2017.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee does this primarily by reviewing the Company’s financial reports and other financial information as well as the Company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established. The Audit Committee also assesses the Company’s auditing, accounting and financial processes more generally. The Audit Committee recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company and meets with such personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the company’s internal accounting controls, the Company’s financial statements contained in this proxy statement, and other related matters.

Compensation Committee

The Compensation Committee is composed of Messrs. Waizer, Madden and Bornstein. Each of the members of the Compensation Committee is independent. The Compensation Committee acts pursuant to a written charter which is available through our website at www.microbotmedical.com. The Compensation Committee held three meetings during the fiscal year ended December 31, 2017 and acted by unanimous written consent one time.

The Compensation Committee acts pursuant to a written charter. The Compensation Committee makes recommendations to the Board of Directors and management concerning salaries in general, determines executive compensation and approves incentive compensation for employees and consultants.

Corporate Governance Committee

The Corporate Governance Committee is composed of Messrs. Waizer, Laxminarain and Burell. Each of the members of the Corporate Governance Committee is independent. The Corporate Governance Committee acts pursuant to a written charter which is available through our website at www.microbotmedical.com. The Corporate Governance Committee acted by unanimous written consent one time during the fiscal year ended December 31, 2017.

The Corporate Governance Committee oversees nominations to the Board and considers the experience, ability and character of potential nominees to serve as directors, as well as particular skills or knowledge that may be desirable in light of the Company’s position at any time. From time to time, the Corporate Governance Committee may engage the services of a paid search firm to help the Corporate Governance Committee identify potential nominees to the Board. The Corporate Governance Committee and Board seek to nominate and appoint candidates to the Board who have significant business experience, technical expertise or personal attributes, or a combination of these, sufficient to suggest, in the Board’s judgment, that the candidate would have the ability to help direct the affairs of the Company and enhance the Board as a whole. The Corporate Governance Committee may identify potential candidates through any reliable means available, including recommendations of past or current members of the Board from their knowledge of the industry and of the Company. The Corporate Governance Committee also considers past service on the Board or on the board of directors of other publicly traded or technology focused companies. The Corporate Governance Committee has not adopted a formulaic approach to evaluating potential nominees to the Board; it does not have a formal policy concerning diversity, for example. Rather, the Corporate Governance Committee weighs and considers the experience, expertise, intellect, and judgment of potential nominees irrespective of their race, gender, age, religion, or other personal characteristics. The Corporate Governance Committee may look for nominees that can bring new skill sets or diverse business perspectives. Potential candidates recommended by security holders will be considered as provided in the company’s “Policy Regarding Shareholder Candidates for Nomination as a Director,” which sets forth the procedures and conditions for such recommendations. This policy is available through our website at www.microbotmedical.com.

The members of the Corporate Governance Committee have approved the nominations of the Class III directors standing for election or reelection, as the case may be, at our 2018 Annual Meeting.

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Director Oversight and Qualifications

While management is responsible for the day-to-day management of the risks the company faces, the Board, as a whole and through its committees, has responsibility for the oversight of risk management. An important part of risk management is not only understanding the risks facing the company and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. In support of this oversight function, the Board receives regular reports from our Chief Executive Officer and members of senior management on operational, financial, legal, and regulatory issues and risks. The Audit Committee additionally is charged under its charter with oversight of financial risk, including the company’s internal controls, and it receives regular reports from management, the company’s internal auditors and the company’s independent auditors. The chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the company’s management and affairs through its standing committees and, when necessary, special meetings of directors.

We believe each of our directors brings valuable skills, experience, judgment, and perspectives to our company. The Board took the following qualifications into consideration, among other things, when nominating or appointing our current directors:

Harel Gadot, became President, Chief Executive Officer and Chairman of the Company’s Board following the consummation of the merger of C&RD Israel Ltd, a wholly owned subsidiary of the Company, with and into Microbot Medical Ltd. (“Microbot Israel”), with Microbot Israel surviving as a wholly owned subsidiary of the Company (the “Merger”). Mr. Gadot is a co-founder of Microbot Israel and has served as Microbot Israel’s Chief Executive Officer since Microbot Israel was founded in November 2010. He has been the Chairman of Microbot Israel’s board of directors since July 2014. He also serves as the Chairman of XACT Robotics Ltd., an Israel-based private company seeking to develop a novel platform technology for robotic needle steering in minimally invasive interventional procedures such as biopsies and ablations, since August 2013 and MEDX Xelerator L.P., a medical device and digital health Israeli incubator, since July 2016. From December 2007 to April 2010 Mr. Gadot was a Worldwide Group Marketing Director at Ethicon Inc., a Johnson and Johnson Company, where he was responsible for the global strategic marketing of the Company. Mr. Gadot also held management positions, as well as leading regional strategic position for Europe, Middle-East and Africa, as well as In Israel, while at Johnson and Johnson. Mr. Gadot served as director for ConTIPI Ltd. from August 2010 until November 2013 when ConTIPI Ltd. was acquired by Kimberly-Clark Corporation. Mr. Gadot holds a B.Sc.in Business from Siena College, Loudonville NY, and an M.B.A. from the University of Manchester, UK. The Company believes that Mr. Gadot is qualified to serve as Chairman of the Board and as President and Chief Executive Officer of the Company due to his extensive experience in strategic marketing and general management in the medical device industry.

Yehezkel (Hezi) Himelfarb, became the Company’s Chief Operating Officer and General Manager of the Company’s Israeli operations on December 5, 2016 and has been a director of the Company since September 2017. Mr. Himelfarb was the Chief Executive Officer from 2008 through November 2016 and a member of the board of directors from 2008 through August 2016 of IceCure Medical Ltd., a Tel Aviv Stock Exchange listed company that develops advanced cryotherapy systems (cryoablation) intended for the growing physician-office market. Prior to that, from 1999 to 2008, Mr. Himelfarb was the President, Chief Executive Officer and a member of the board of directors of Remon Medical Technologies, Inc., a venture backed US/Israeli company that developed and commercialized smart, miniature implants which enabled physicians to assess and treat a variety of medical conditions, where he, among other things, led its acquisition by Boston Scientific. From 1996 to 1999, he was the Vice President and Chief Operating Officer of Medtronic-InStent (Israel), which was part of Medtronic’s vascular division. From 1982 to 1996, Mr. Himelfarb had various positions at Scitex Corporation Ltd., which was an Israeli-based company specializing in specialty equipment production. Mr. Himelfarb holds a B.Sc. in Electronic Engineering and an M.B.A. in Marketing and Engineering Management, both from Tel Aviv University. The Company believes that Mr. Himelfarb is qualified to serve as a director of the Company due to his extensive experience managing medical device companies.

Yoav Waizer, became a director of the Company following the Merger and has served as a member of the Board of Directors of Microbot Israel since May 2015. Mr. Waizer is a Partner and Chief Executive Officer of Medica Venture Partners, a healthcare dedicated venture investing out of Israel in innovative capital-starved early stage and special situation companies, since November 2005. Prior to his Tenure at Medica, Mr. Waizer served as CFO & COO at Cedar Fund, a venture capital fund focuses on investing in Israel-related high-tech companies and prior to that Mr. Waizer was the CFO of Star Ventures Israel, the Israeli fund of Star Ventures, a $1 billion venture capital fund investing in all stages of development within the Telecom, Enterprise S/W, Wireless and Life Sciences sectors. Mr. Waizer is currently a director of InterCure Ltd., a company focused on investing in medical technology companies that is traded on the Tel Aviv Stock Exchange, Yeda Research & Development Co. Ltd., the technology transfer arm of the Weizmann Institute of Science, and XACT Robotics Ltd., a private Israeli company developing novel platform robotic technology for use in minimally invasive procedures. Mr. Waizer is also the CFO on a part-time basis of MEDX Xelerator L.P., a medical device and digital health Israeli incubator. Mr. Waizer holds Master of Business Administration in Information Systems and B.Sc. in Accounting and Statistics, both from the Tel-Aviv University. The Company believes that Mr. Waizer is qualified to serve as a member of the Company’s board due to his extensive investment experience and extensive knowledge of the life sciences industry.

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Yoseph Bornstein, became a director of the Company following the Merger. Mr. Bornstein is a co-founder of Microbot Israel and has been a member of the Board of Directors since Microbot Israel was founded in November 2010. Mr. Bornstein founded Shizim Ltd., a life science holding group in October 2000 and has served as its president since then. Mr. Bornstein is the Chairman of GCP Clinical Studies Ltd., a provider of clinical research services and educational programs in Israel since January 2002. He is the Chairman of Biotis Ltd., a service company for the bio-pharmaceutical industry, since June 2000. In addition, he is the Chairman of Dolphin Medical Ltd., a service company for the medical device industry, since April 2012 and the Chairman of ASIS Enterprises B.B.G. Ltd., a business August 2007. In October 1992, Mr. Bornstein founded Pharmateam Ltd., an Israeli company that specialized in representing international pharmaceutical companies which was sold in 2000. Mr. Bornstein is also a founder of a number of other privately held life-science companies. Mr. Bornstein served as the Biotechnology Committee Chairman of the Unites States-Israel Science & Technology Commission (the “USISTF”) from September 2002 to February 2005 as well as a consultant for USISTF from September 2002 to February 2005. He is also the founder of ILSI-Israel Life Science Industry Organization (who was integrated into IATI) and ITTN-Israel Tech Transfer Organization. The Company believes that Mr. Bornstein is qualified to serve as a member of the Board due to his extensive experience in, and knowledge of, the life sciences industry and international business.

Scott R. Burell, became a director of the Company following the Merger. From November 2006 until its sale to Invitae Corp. in November 2017, he was the Chief Financial Officer, Secretary and Treasurer of CombiMatrix Corporation (NASDAQ: CBMX), a family health-focused clinical molecular diagnostic laboratory specializing in pre-implantation genetic screening, prenatal diagnosis, miscarriage analysis, and pediatric developmental disorders. He successfully led the split-off of CombiMatrix in 2007 from its former parent, has led several successful public and private debt and equity financing transactions as well as CombiMatrix’s reorganization in 2010. Prior to this, Mr. Burell had served as CombiMatrix’s Vice President of Finance since November 2001 and as its Controller from February 2001 to November 2001. From May 1999 to first joining CombiMatrix in February 2001, Mr. Burell was the Controller for Network Commerce, Inc., a publicly traded technology and information infrastructure company located in Seattle. Prior to this, Mr. Burell spent 9 years with Arthur Andersen’s Audit and Business Advisory practice in Seattle. During his tenure in public accounting, Mr. Burell worked with many clients, both public and private, in the high-tech and healthcare markets, and was involved in numerous public offerings, spin-offs, mergers and acquisitions. Mr. Burell is also a Board member and Audit Committee Chairman of AgEagle Aerial Systems, Inc. (NYSE: UAVS), a publicly-traded agricultural drone company based in Kansas, and is a Board member of Collplant Holdings, Ltd. (Nasdaq: CLGN), an Israeli -based publicly traded biotechnology company focused on regenerative medicine. Mr. Burell obtained his Washington state CPA license in 1992 and is a certified public accountant (currently inactive). He holds Bachelor of Science degrees in Accounting and Business Finance from Central Washington University. The Company believes Mr. Burell’s qualifications to serve on the Board include his experience as an executive of a public life sciences company and knowledge of financial accounting in the medical technology field.

Martin Madden, has been a director of the Company since February 6, 2017. Mr. Madden has held various positions at Johnson & Johnson and its affiliates from 1986 to January 2017, most recently as Vice President, Research & Development of DePuy Synthes, a Johnson & Johnson Company, from February 2016 to January 2017. Prior to that, from July 2015 to February 2016, Mr. Madden was the Vice President, New Product Development of Johnson & Johnson Medical Devices. From January 2012 to July 2015, Mr. Madden was the Vice President, Research & Development of Johnson & Johnson’s Global Surgery Group. Mr. Madden holds a MBA from Columbia University, a M.S. from Carnegie Mellon University in Mechanical Engineering, and a B.S. from the University of Dayton in Mechanical Engineering. The Company believes that Mr. Madden is qualified to serve as a member of the Board due to his extensive experience in research and development, portfolio planning, technology assessment and assimilation, and project management and budgeting.

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Prattipati Laxminarain, has been a director of the Company since December 6, 2017. From April 2006 through October 2017, Mr. Laxminarain served as Worldwide President at Codman Neuro, a global neurosurgery and neurovascular company that offers a portfolio of devices for hydrocephalus management, neuro intensive care and cranial surgery and other technologies, and which was part of DePuy Synthes Companies of Johnson & Johnson. Mr. Laxminarain holds an MBA from Indian Institute of Management, Calcutta, India and a Bachelor of Engineering from Osmania University, Hyderabad, India. The Company believes that Mr. Laxminarain is qualified as a Board member of the Company because of his extensive experience working with medical device companies and knowledge of the industries in which the Company intends to compete.

Executive Officers

Following are the name, age and other information for our named executive officers, as of July 25, 2018. All company officers have been appointed to serve until their successors are elected and qualified or until their earlier resignation or removal. Information regarding Harel Gadot, our Chairman, President and Chief Executive Officer, and Yehezkel (Hezi) Himelfarb, our General Manager and Chief Operating Officer, is set forth above under “–Board of Directors.”

Name	Age	Position
Harel Gadot	46	President, Chief Executive Officer and Chairman of the Board of Directors
David Ben Naim	49	Chief Financial Officer
Yehezkel (Hezi) Himelfarb	60	General Manager and Chief Operating Officer

David Ben Naim, became the Company’s part-time Chief Financial Officer following the consummation of the Merger. Mr. Ben Naim is the general manager of DBN Finance Services Ltd., a company which provides outsourcing financial services to public and private companies, since 2014, including the Company. Through DBN Finance Services, Mr. Ben Naim has acted as the outsourced CFO for Emerald Medical Applications Corp. (OTC:MRLA), a digital health startup company engaged in the development, sale and service of imaging solutions, and Tempramed Inc., a private medical device company. Prior to that, Mr. Ben Naim served as Chief Financial Officer for several companies in the biomedical and technology industries. From July 2012 to September 2014, Mr. Ben Naim served as Chief Financial Officer for Insuline Medical Ltd. (TASE: INSL), an Israel-based company focused on improving performance of insulin treatment methods. From 2008 until 2011, Mr. Ben Naim served as Chief Financial Officer of Crow Technologies 1977 Ltd. (OTC:CRWTF), a company that designs, develops, manufactures and sells a broad range of security and alarm systems. From 2007 to 2008, Mr. Ben Naim served as Chief Financial Officer of Ilex Medical Ltd. (TASE:ILX), a leading company in the medical diagnostics field. From 2003 to 2007, Mr. Ben Naim was the Corporate Controller of Tadiran Telecom Ltd. He started his career in 1998 at Deloitte & Touche where he left in 2003 as an Audit Senior Manager. Mr. Ben Naim holds a B.A. in social sciences from Open University, Israel, a CPA license from Ramat Gan College, Israel, and an M.B.A. from Ono Academic College, Israel.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership of our securities and changes in reported ownership. Executive officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to us, or written representations from the reporting persons that no Form 5 was required, we believe that, during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been met, with the exception of Mr. Madden who failed to timely file his Form 3, Mr. Bornstein who failed to timely file 4 reports showing 7 transactions, and Professor Moshe Shoham who failed to timely file one report showing 15 transactions.

Code of Business Conduct and Ethics

We have adopted a Code of Ethics and Conduct that applies to all of our directors, officers, employees, and consultants. A copy of our code of ethics is posted on our website at www.microbotmedical.com. We intend to disclose any substantive amendment or waivers to this code on our website. There were no substantive amendments or waivers to this code in 2017.

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EXECUTIVE COMPENSATION

The following table sets forth information regarding each element of compensation that was paid or awarded to the named executive officers of the Company for the periods indicated.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Harel Gadot(1)	2017	389,000		158,000	—	156,219	—	15,000	718,219
Chief Executive	2016	275,000		—	—	—	—	—	275,000
Officer	2015	91,000		—	—	—		—	91,000

Hezi Himelfarb(3)
Chief Operating	2017	228,653	(5)	40,625	—	92,205	—	(5)	361,483
Officer & General	2016	16,000		—	—	—	—	—	16,000
Manager	2015	—		—	—	—	—	—	—

David Ben Naim(4)	2017	66,000		—	—	188	—	—	66,188
Chief Financial	2016	6,000		—	—	—	—	—	6,000
Officer	2015	—		—	—	—	—	—	—

(1)	Mr. Gadot’s compensation prior to the Merger on November 28, 2016 was paid pursuant to a consulting agreement with MEDX Ventures Group LLC, of which Mr. Gadot is the Chief Executive Officer, Company Group Chairman and majority equity owner. All Other Compensation includes Mr. Gadot’s monthly automobile allowance and tax gross-up.
(2)	Amounts shown do not reflect cash compensation actually received by the named executive officer. Instead, the amounts shown are the non-cash aggregate grant date fair values of stock option awards made during the periods presented as determined pursuant to ASC Topic 718 and excludes the effect of forfeiture assumptions. The assumptions used to calculate the fair value of stock option awards are set forth under Note 10 to the Consolidated Financial Statements of the Company included in the Company’s Form 10-K for the fiscal year ended December 31, 2017.
(3)	Mr. Himelfarb commenced employment in December 2016.
(4)	Mr. Ben Naim commenced employment in December 2016.
(5)	The salary includes $13,000 for Mr. Himelfarb’s yearly automobile allowance.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the end of the fiscal year ended December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market value of Shares of Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Harel Gadot	1,167,693	–	$0.28	9/01/2024	–	–	–	–
		1,812,712	1.05	9/14/2027
Hezi Himelfarb	–	1,087,627	1.29	10/15/2027	–	–	–	–
David Ben Naim	–	75,000	1.02	12/28/2027	–	–	–	–

Harel Gadot Employment Agreement

The Company entered into an employment agreement (the “Gadot Agreement”) with Harel Gadot on November 28, 2016, to serve as the Company’s Chairman of the Board of Directors and Chief Executive Officer, on an indefinite basis subject to the termination provisions described in the Agreement. Pursuant to the terms of the Gadot Agreement, Mr. Gadot shall receive an annual base salary of $360,000. The salary will be reviewed on an annual basis by the Compensation Committee of the Company to determine potential increases taking into account such performance metrics and criteria as established by the Executive and the Company.

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Mr. Gadot shall also be entitled to receive a target annual cash bonus of up to a maximum amount of 40% of base salary. On March 9, 2017, the Company adopted a 2017 bonus plan (the “Bonus Plan”). The Bonus Plan provided for the payment of Mr. Gadot’s bonus based on certain milestones of the Company being satisfied, as follows:

●	The Company having closed a financing of at least $3 million in the first quarter of 2017, at which time 20% of the bonus would be payable. Such milestone was satisfied in January 2017.
●	The Company having closed a financing of at least $10 million by the end of the third quarter of 2017, at which time 20% of the bonus would be payable.
●	The Company having entered into research agreements with Wayne State University (the “Wayne Agreement”) and The Washington University in St. Louis (the “Washington Agreement”) by the end of the first quarter of 2017, at which time 20% of the bonus would be payable. Such milestone was satisfied in January 2017.
●	The Company having initiated studies pursuant to both the Wayne Agreement and the Washington Agreement, by the end of April 2017, at which time 15% of the bonus would be payable.
●	The Company having completed the initial study from at least one of the Wayne Agreement and the Washington Agreement, by the end of 2017, at which time 15% of the bonus would be payable.
●	The Company meeting its 2017 budget, as approved by the Board of Directors of the Company by March 31, 2017, at which time 10% of the bonus would be payable.

A bonus plan for 2018 has not yet been adopted by the Company. Mr. Gadot shall be further entitled to a monthly automobile allowance and tax gross up on such allowance of $1,150, and shall be granted options to purchase shares of common stock of the Company representing 5% of the issued and outstanding shares of the Company, based on vesting and other terms to be determined by the Compensation Committee of the Board of Directors subsequent to the Effective Time.

In the event Mr. Gadot’s employment is terminated as a result of death, Mr. Gadot’s estate would be entitled to receive any earned annual salary, bonus, reimbursement of business expenses and accrued vacation, if any, that is unpaid up to the date of Mr. Gadot’s death.

In the event Mr. Gadot’s employment is terminated as a result of disability, Mr. Gadot would be entitled to receive any earned annual salary, bonus, reimbursement of business expenses and accrued vacation, if any, incurred up to the date of termination.

In the event Mr. Gadot’s employment is terminated by the Company for cause, Mr. Gadot would be entitled to receive any compensation then due and payable incurred up to the date of termination.

In the event Mr. Gadot’s employment is terminated by the Company without cause, he would be entitled to receive (i) any earned annual salary; (ii) 12 months’ pay and full benefits, (iii) a pro rata bonus equal to the maximum target bonus for that calendar year; (iv) the dollar value of unused and accrued vacation days; and (v) applicable premiums (inclusive of premiums for Mr. Gadot’s dependents) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for twelve (12) months from the date of termination for any benefits plan sponsored by the Company. In addition, 100% of any unvested portion of his stock options shall immediately vest and become exercisable.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Mr. Gadot agrees not to compete and solicit with the Company. Mr. Gadot also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Hezi Himelfarb Employment Agreement

We entered into an employment agreement (the “Himelfarb Agreement”) with Mr. Himelfarb on December 5, 2016, to serve as our Chief Operating Office and General Manager, on an indefinite basis subject to the termination provisions described in the Himelfarb Agreement. Pursuant to the terms of the Himelfarb Agreement, Mr. Himelfarb shall receive a base salary of 64,000 New Israeli Shekel (NIS) per month or NIS 768,000 per year, or the equivalent of approximately $211,624 per annum based on an exchange rate of $.28 for NIS 1.0. The salary will be reviewed on an annual basis by the Company’s Board of Directors to determine potential salary increases.

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Mr. Himelfarb shall be entitled to grants or payments subject to the adoption by the Company at its discretion of a bonus plan or policy. On March 9, 2017, the Company adopted the Bonus Plan. The Bonus Plan provided for the payment of Mr. Himelfarb’s bonus of up to 25% of his base salary based on certain milestones of the Company being satisfied, as follows:

●	The Company having closed a financing of at least $3 million in the first quarter of 2017, at which time 20% of the bonus would be payable. Such milestone was satisfied in January 2017.
●	The Company having closed a financing of at least $10 million by the end of the third quarter of 2017, at which time 20% of the bonus would be payable.
●	The Company having entered into research agreements with Wayne State University (the “Wayne Agreement”) and The Washington University in St. Louis (the “Washington Agreement”) by the end of the first quarter of 2017, at which time 20% of the bonus would be payable. Such milestone was satisfied in January 2017.
●	The Company having initiated studies pursuant to both the Wayne Agreement and the Washington Agreement, by the end of April 2017, at which time 15% of the bonus would be payable.
●	The Company having completed the initial study from at least one of the Wayne Agreement and the Washington Agreement, by the end of 2017, at which time 15% of the bonus would be payable.
●	The Company meeting its 2017 budget, as approved by the Board of Directors of the Company by March 31, 2017, at which time 10% of the bonus would be payable.

A bonus plan for 2018 has not yet been adopted by the Company. Mr. Himelfarb shall also entitled participate in the Company’s motor vehicle program and receive a motor vehicle from the Company’s vehicle pool, which shall be leased or rented by the Company for use by Mr. Himelfarb. The Company shall pay an amount equal to 8.33% of Mr. Himelfarb’s salary, which shall be allocated to a fund for severance pay to Mr. Himelfarb, and an additional amount equal to 6.25% of Mr. Himelfarb’s salary (6.5% as of January 1, 2017), which shall be allocated to a pension plan, in addition to disability insurance contributions and as otherwise may be required by applicable Israeli law from time to time. The Company shall also contribute to an educational fund an amount equal to 7.5% of each monthly payment of Mr. Himelfarb’s full salary. Mr. Himelfarb is also entitled to options to purchase 1,087,627 shares of the Company’s common stock, which represents 3% of the Company’s issued and outstanding shares of common stock as of the closing of the Company’s merger transaction with the Subsidiary on November 28, 2016. Such options have not yet been granted.

The Himelfarb Agreement contains customary non-competition provisions pursuant to which Mr. Himelfarb agrees not to compete with the Company. Mr. Himelfarb also agreed to customary terms regarding confidentiality and ownership of intellectual property.

David Ben Naim Services Agreement

We entered into a services agreement (the “Services Agreement”) with DBN Finance Services effective October 31, 2016, to provide outsourced CFO services. Pursuant to the terms of the Services Agreement, DBN Finance Services will provide its services exclusively through Mr. David Ben Naim, who will serve as the principal financial and accounting officer of Microbot Israel and the Company. Mr. Ben Naim’s engagement will continue on an indefinite basis subject to the termination provisions described in the Agreement.

Pursuant to the Agreement, the Company shall pay the Service Provider a fixed fee of NIS 22,000, or the equivalent of approximately $6,110 per month based on an exchange rate of $.28 for NIS1.0, plus VAT per month, and the Company shall reimburse DBN Finance Services for reasonable and customary out of pocket expenses incurred by it or Mr. Ben Naim connection with the performance of the duties under the Services Agreement. In addition, the Company shall maintain for the benefit of Mr. Ben Naim, a Directors and Officers insurance policy, according to the Company’s policy for other directors and officers of the Company.

Both the Company and DBN Finance Services shall have the right to terminate the Agreement for any reason or without reason at any time by furnishing the other party with a 30-day notice of termination. The Company shall further be entitled to terminate the Services Agreement for “cause” without notice, in which case neither DBN Finance Services nor Mr. Ben Naim shall be entitled to any compensation due to such early termination.

DBN Finance Services and Mr. Ben Naim agreed to customary provisions regarding confidentiality and intellectual property ownership. The Services Agreement also contains customary non-competition and non-solicitation provisions pursuant to which DBN Finance Services and Mr. Ben Naim agree not to compete and solicit with the Company during the term of the Agreement and for a period of twelve months following the termination of the Agreement.

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Indemnification Agreements

The Company generally enters into indemnification agreements with each of its directors and executive officers. Pursuant to the indemnification agreements, the Company has agreed to indemnify and hold harmless these current and former directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The agreements generally cover expenses that a director or officer incurs or amounts that a director or officer becomes obligated to pay because of any proceeding to which he is made or threatened to be made a party or participant by reason of his service as a current or former director, officer, employee or agent of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The agreements also provide for the advancement of expenses to the directors and officers subject to specified conditions. There are certain exceptions to the Company’s obligation to indemnify the directors and officers, and, with certain exceptions, with respect to proceedings that he initiates.

Limits on Liability and Indemnification

We provide directors and officers insurance for our current directors and officers.

Our certificate of incorporation eliminate the personal liability of our directors to the fullest extent permitted by law. The certificate of incorporation further provide that the Company will indemnify its officers and directors to the fullest extent permitted by law. We believe that this indemnification covers at least negligence on the part of the indemnified parties. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Director Compensation

The Company adopted a compensation package for the non-management members of its Board, pursuant to which each such Board member would receive for his services $12,000 per annum, $750 per duly called Board meeting and $250 per unanimous written consent. Furthermore, each member of the Audit Committee of the Board receives an additional $10,000 per annum, and other committee members receive an additional $5,000 per annum. Board members are also entitled to receive equity awards. Upon joining the Board, a member would receive an initial grant of $40,000 of stock options (calculated as the product of the exercise price on the date of grant multiplied by the number of shares underlying the stock option award required to equal $40,000), with an additional grant of stock options each year thereafter, to purchase such number of shares of the Company’s common stock equal to $20,000, subject to the member of the Board having served on the Board for at least twelve continuous months, and having attended at least 80% of the Board meetings over the prior year.

The following table summarizes cash-based and equity compensation information for our outside directors, including annual Board and committee retainer fees and meeting attendance fees, for the year ended December 31, 2017:

Name	Fees earned or paid in cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total

Yoav Waizer	$50,602	$-	$828	$-	$-	$50,000	(2)	$101,430
Moshe Shoham (3)	33,333	-	321	-	-	-		33,654
Yoseph Bornstein	52,166	-	828	-	-	-		52,994
Solomon Mayer	20,500	-	-	-	-	-		20,500
Scott Burell	53,062	-	828	-	-	-		53,890
Martin Madden	27,270	-	828	-	-	-		28,098
Laxminarain Prattipati	-	-	828	-	-	-		828

(1)	Amounts shown do not reflect cash compensation actually received by the director. Instead, the amounts shown are the non-cash aggregate grant date fair values of stock option awards made during the period presented as determined pursuant to ASC Topic 718 and excludes the effect of forfeiture assumptions. The assumptions used to calculate the fair value of stock option awards are set forth under Note 10 to the Consolidated Financial Statements of the Company included in the Company’s Form 10-K for the fiscal year ended December 31, 2017.
(2)	Represents director fee paid to Mr. Waizer for director services in 2016 to Microbot Medical Ltd.
(3)	Represents consulting fees paid to Professor Shoham. Professor Shoham resigned from the Board as of December 6, 2017.

Messrs. Gadot and Himelfarb received compensation for their services to the Company as set forth under the summary compensation table above.

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Certain Relationships and Related Transactions

Related parties can include any of our directors or executive officers, certain of our stockholders and their immediate family members. Each year, we prepare and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. This helps us identify potential conflicts of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the company as a whole. Our code of ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our general counsel, who serves as our compliance officer. In addition, the Corporate Governance Committee is responsible for considering and reporting to the Board any questions of possible conflicts of interest of Board members. Our code of ethics further requires pre-clearance before any employee, officer or director engages in any personal or business activity that may raise concerns about conflict, potential conflict or apparent conflict of interest. Copies of our code of ethics and the Corporate Governance Committee charter are posted on the corporate governance section of our website at www.microbotmedical.com.

In March 2011, Microbot Israel entered into a consulting agreement with MEDX Ventures Group LLC, of which Mr. Gadot is the Chief Executive Officer, Company Group Chairman and majority equity owner (the “Gadot Consulting Agreement”), pursuant to which Mr. Gadot served as Microbot Israel’s Chief Executive Officer. Under the terms of the Gadot Consulting Agreement, MEDX Ventures Group received a monthly fee of $17,000, which amount was to increase to $25,000 per month upon the consummation of a merger or other similar transaction. Under the Gadot Consulting Agreement, MEDX Ventures Group and Mr. Gadot was subject to customary non-competition, non-solicitation, confidentiality and intellectual property ownership provisions. In addition, MEDX Ventures Group was entitled to receive reimbursement for all direct expenses in connection with the performance of services under the Gadot Consulting Agreement. Either Microbot or MEDX Ventures Group was entitled to terminate the Gadot Consulting Agreement upon 60 days’ written notice. MEDX Ventures Group LLC is a stockholder of Microbot. As a result of the Merger, the Gadot Consulting Agreement was terminated in November 2016 and was replaced with an employment agreement between the Company and Mr. Gadot.

In 2015, Microbot Israel issued convertible promissory notes, at an interest rate of 10%, in the aggregate principal amount of $411,500 (the “2015 Notes”) to certain investors and Microbot Israel shareholders. The 2015 Notes matured on July 8, 2016. The principal and accrued but unpaid interest on the 2015 Notes converted into 452,650 shares of Series A Preferred Stock of Microbot Israel and warrants to purchase 409,750 shares of Series A Preferred Stock of Microbot Israel. The table below sets forth the 2015 Notes with aggregate principal in excess of $120,000 that were purchased by Microbot’s directors, executive officers and holders of more than 5% of its capital stock.

Name of 2015 Bridge Note Holder	Outstanding Principal Purchased in 2015
Saber Holding GmbH	$140,000
Leon Lewkowicz	$140,000

In 2016, Microbot Israel issued convertible promissory notes, at an annual interest rate of 10%, in the aggregate principal amount of $750,000 (the “2016 Notes”) to certain investors and Microbot Israel shareholders. The principal and accrued but unpaid interest on the 2016 Notes converted, at a 20% discount, into common stock upon the consummation of the Merger. The table below sets forth the 2016 Notes with aggregate principal in excess of $120,000 that were purchased by Microbot Israel’s directors, executive officers and holders of more than 5% of its capital stock.

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Name of 2016 Bridge Note Holder	Outstanding Principal Purchased in 2016
Alpha Capital Anstalt	$400,000
Saber Holding GmbH	$175,000
Leon Lewkowicz	$175,000

Microbot Israel entered into a license agreement with Technion Research and Development Foundation Ltd., or TRDF, in 2012 pursuant to which Microbot Israel obtained an exclusive, worldwide, royalty-bearing, sub-licensable license to certain patents and inventions relating to the SCS and TipCAT technology platforms. TRDF is a founding member of Microbot and current beneficially owns approximately 14.5% of Microbot’s ordinary shares on an as converted basis.

On August 15, 2016, Microbot Israel and Alpha Capital Anstalt (“Alpha Capital”), a shareholder of Microbot Israel at that time, entered into an agreement pursuant to which, among other things, Alpha Capital agreed to fund a proposed $4 million private placement, which obligation would be reduced dollar-for-dollar by any third party investors investing in such private placement. This agreement was superseded by the Letter Agreement referred to below.

The Company entered into a letter agreement (the “Letter Agreement”) with Alpha Capital, dated November 18, 2016 but effective November 28, 2016 pursuant to which Alpha Capital committed to make a cash investment into the Company, no later than December 31, 2016, in an amount equal to the difference between $4 million and the amount of cash released to the Company, by December 31, 2016, out of escrow pursuant to the Company’s asset sale transaction with BOCO Silicon Valley, Inc., a California corporation. The Company waived Alpha Capital’s commitments under the Letter Agreement.

On August 15, 2016, concurrently with the execution of the Merger Agreement, the Company (then named and operated as StemCells, Inc.) issued a 5.0% secured note (the “Secured Note”) to Alpha Capital, in the principal amount of $2 million, payable upon the earlier of (i) 30 days following the consummation of the Merger and (ii) December 31, 2016. In addition, on August 15, 2016, the Company and Alpha Capital entered into a Security Agreement to secure the Company’s obligations under the Secured Note (the “Security Agreement”). The Company’s obligations under the Secured Note were secured by a first priority security interest in all of the Company’s intellectual property and certain other general assets. As of November 28, 2016, upon the closing of the Merger, the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with Alpha Capital, providing for the issuance to Alpha Capital of a convertible promissory note by the Company (the “Convertible Note”) in a principal amount of $2,028,767, which is equal to the principal and accrued interest under the Secured Note, in exchange for (a) the full satisfaction, termination and cancellation of the Secured Note and (b) the release and termination of the Security Agreement and the first priority security interest granted thereunder. Pursuant to the terms of the Convertible Note upon issuance, the Convertible Note is convertible into the Company’s common stock any time after November 28, 2017 until the maturity date of November 28, 2019, based on a conversion price of $0.64, subject to adjustments as provided in the Convertible Note and the other terms and the conditions specified in the Convertible Note. Pursuant to the terms of the Note, the Company is obligated to pay interest on the outstanding principal amount owed under the Note at a fixed rate per annum of 6.0%, payable at maturity or earlier conversion.

On December 16, 2016, the Company entered into a Securities Exchange Agreement with Alpha Capital, pursuant to which Alpha exchanged approximately 9,735,925 shares or rights to acquire shares of the common stock of the Company held by it, for approximately 9,736 shares of a newly designated class of Series A Convertible Preferred Stock, par value $0.01 per share. The common stock and common stock underlying the rights include all of the shares of common stock issued or issuable to Alpha Capital pursuant to the Merger. The closing of the exchange was effective as of December 27, 2016.

Principal Accountant Fees and Services.

Audit and Tax Fees

The Board, upon the recommendation of the Audit Committee, selected the independent accounting firm of Brightman Almagor Zohar & Co., a Member of Deloitte Touche Tohmatsu Limited (“Deloitte”) to audit the accounts of the Company for the year ending December 31, 2017.

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The Audit Committee considered the tax compliance services provided by Deloitte and concluded that provision of such services is compatible with maintaining the independence of the independent accountants, and approved the provision by Deloitte of tax compliance services with respect to the year ending December 31, 2017.

The Audit Committee received the following information concerning the fees of the independent accountants for the years ended December 31, 2017 and 2016, has considered whether the provision of these services is compatible with independence of the independent accountants, and concluded that it is:

Year Ended
	12/31/17	12/31/16
Audit Fees (1)	$35,000	$35,000
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–

(1)	Audit fees represents fees for the integrated audit of our annual consolidated financial statements and reviews of the interim consolidated financial statements, and review of audit-related SEC filings; also includes fees related to issuing comfort letter(s). Also includes tax filing fees.

Audit and tax fees include administrative overhead charges and reimbursement for out-of-pocket expenses.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approving all services (audit and non-audit) performed by our independent auditors. In accordance with such policies and procedures, the Audit Committee is required to pre-approve all audit and non-audit services to be performed by the independent auditors in order to assure that the provision of such services is in accordance with the rules and regulations of the SEC and does not impair the auditors’ independence. Under the policy, pre-approval is generally provided up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve additional services on a case-by-case basis. During 2015 and through November 28, 2016, Microbot Israel did not have a standing audit committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements on behalf of the Board, and selects an independent public accounting firm to perform these audits. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements, and establishing and maintaining adequate controls over public reporting. Our independent registered public accounting firm for fiscal 2017, Deloitte, had responsibility for conducting an audit of our annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee oversaw the independent public accounting firm’s qualifications and independence, as well as its performance. The Audit Committee assisted the Board in overseeing the preparation of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal audit function. The Audit Committee met with personnel of the Company and Deloitte to review the scope and the results of the annual audit, the amount of audit fees, the Company’s internal accounting controls, the Company’s financial statements contained in the Company’s Annual Report to Shareholders and other related matters.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2017 audited by Deloitte, as well as management’s report on internal control over financial reporting, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. The Audit Committee has discussed with Deloitte various matters related to the financial statements, including those matters required to be discussed by SAS 114 (The Auditor’s Communication with Those Charged with Governance). The Audit Committee has also discussed with Deloitte its report on internal control over financial reporting, has received the written disclosures and the letter from Deloitte required by Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (Rule 3526), and has discussed with Deloitte its independence.

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Based upon such review and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved the recommendation, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017 for filing with the SEC.

AUDIT COMMITTEE

Scott Burell

Martin Madden

Yoseph Bornstein

The foregoing Audit Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

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PROPOSAL 1: NOMINEES FOR ELECTION OF CLASS II DIRECTORS

The number of directors is currently fixed at seven. Both our restated certificate of incorporation, as amended to date, and our amended and restated by-laws provide for the classification of the Board into three classes (Class I, Class II and Class III), as nearly equal in number as possible, with the term of office of one class expiring each year.

Unless otherwise instructed, the enclosed proxy will be voted to elect the nominees named below, each of whom is now a Class III director, as Class III directors for a term of three years expiring at the 2021 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Both Class III director nominees have been recommended by the Corporate Governance Committee because of their past experience serving on the Company’s Board, the breadth of their business expertise, sound judgment, and demonstrated leadership, among other things. Proxies cannot be voted for a greater number of persons than the number of nominees named below. It is expected that the nominees will be able to serve, but if any are unable to serve, the proxy will be voted for a substitute nominee or nominees designated by the Board.

The Corporate Governance Committee has recommended and the Board has nominated Yoseph Bornstein and Prattipati Laxminarain for election as the Company’s Class III directors to serve as Class III Directors until the 2021 Annual Meeting of Shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL 1 TO ELECT AS DIRECTORS THE TWO NOMINEES DESCRIBED ABOVE.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Company is asking the stockholders to ratify the selection of Deloitte, or its U.S. affiliate, as the Company’s independent public accountants for the fiscal year ending December 31, 2018. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Deloitte or its U.S. affiliate.

In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a recommendation to select other auditors for the subsequent year, which the Audit Committee would then take under advisement. Even if the selection is ratified, the Audit Committee of the Board at its discretion could decide to terminate the engagement of Deloitte or its U.S. affiliate and engage another firm at any time if the Audit Committee determines that such a change would be necessary or desirable in the best interests of the Company and its stockholders.

A representative of Deloitte is expected to attend the Annual Meeting telephonically and is not expected to make a statement, but will be available to respond to appropriate questions and may make a statement if such representative desires to do so.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL 2 TO RATIFY THE SELECTION OF DELOITTE OR ITS U.S. AFFILIATE AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2018.

PROPOSAL 3: APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

General

Our Board has adopted a resolution declaring advisable and recommending to the stockholders for their approval a proposal to amend the Company’s restated certificate of incorporation, as amended to date, to effect a reverse stock split of the Company’s issued and outstanding common stock at any whole number ratio of not less than one-for-five (1:5) and not greater than one-for-twenty (1:20) (the “Reverse Split”). Approval of this Proposal Number 3 would grant our Board the authority, without further action by the stockholders, to carry out the Reverse Split, at any time within three months after the date stockholder approval for the Reverse Split is obtained from our stockholders, with the exact exchange ratio and timing of the Reverse Split (if at all) to be determined at our Board’s discretion. Our primary reason for seeking to effect the Reverse Split is that the Reverse Split is the most effective means of increasing the per-share market price of our common stock in order to maintain our listing on the Nasdaq Capital Market.

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Our Board’s decision whether or not (and when) to effect a Reverse Split (and at what whole number ratio to effect the Reverse Split) will be based on a number of factors, including market conditions, existing and anticipated trading prices for our common stock and the continued listing requirements of the NASDAQ Capital Market.

A sample form of the certificate of amendment relating to this Proposal Number 3, which we would complete and file with the Secretary of State of the State of Delaware to carry out the Reverse Split, is attached to this proxy statement as Schedule A (the “Amendment”). Stockholders are encouraged to review this carefully as it would modify the capitalization of the Company upon its effectiveness.

As explained below, we are asking our stockholders to approve this Proposal Number 3 because we believe a Reverse Split would result in a higher price per share for the outstanding shares of our common stock, which we require to satisfy the continued listing requirements of the NASDAQ Capital Market to maintain a minimum bid price of $1.00 per share for our common stock, and make our stock more marketable to investors and promote greater liquidity for our stockholders. In addition, as explained below, the Reverse Split, if approved by our stockholders and implemented by our Board, would result in an effective increase in the number of authorized shares of common stock available to us for future issuance to fund our continued operations and to grow our business.

What to Expect from a Reverse Stock Split

If approved by our stockholders, the Reverse Split would be implemented simultaneously for all of our then-outstanding common stock (the “Old Shares”) and the exchange ratio would be the same for all of our issued and outstanding shares of common stock. The Reverse Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Split results in any of our stockholders owning a fractional share, because fractional shares would be rounded up to the nearest whole share. Shares of common stock issued pursuant to the Reverse Split (the “New Shares”) would remain fully paid and nonassessable. The Reverse Split would not affect our continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. Upon becoming effective, the Reverse Split would automatically convert outstanding Old Shares into a smaller fraction of New Shares, depending upon which conversion ratio our Board may select. Outstanding derivative securities, such as options and warrants, exercisable for, or convertible into, our common stock would be proportionally adjusted, as would the exercise and conversion prices of those derivative securities.

The information in the following table summarizes the possible effect of the Reverse Stock Split based upon our issued and outstanding equity, as of July 25, 2018:

Split Ratio for Issued and Outstanding Shares	Common Stock Outstanding after the Reverse Split (1)	Warrants, Option and Preferred Shares reserved after the Reverse Split (1)	Common Stock Authorized after the Reverse Split	Post-Split Common Stock Authorized but Unissued and Unreserved after the Reverse Split (2)
1 for 5	8,744,085	1,761,473	220,000,000	209,494,442

1 for 10	4,372,042	880,736	220,000,000	214,747,222

1 for 15	2,914,695	587,157	220,000,000	216,498,148

1 for 20	2,186,021	440,368	220,000,000	217,373,611

(1)	As of July 25, 2018, we had the following issued and outstanding equity: (i) 43,720,427 shares of common stock; (ii) option awards to acquire up to 6,224,478 shares of common stock; and (iii) warrants to acquire up to 118,887 shares of common stock. Furthermore, as of July 25, 2018, we had outstanding 2,464 shares of our preferred stock, which convert at a ratio of 1,000 shares of common stock for every one share of preferred stock converted. Upon the Reverse Split, the number of shares of common stock issuable upon conversion shall be proportionately adjusted in proportion to the number of shares of common stock outstanding immediately before the Reverse Split and the number of shares of common stock outstanding immediately after the Reverse Split.

(2)	The actual number of shares of common stock available after the Reverse Split may be higher or lower depending on the number of fractional shares that are rounded up in the Reverse Split and as the result of rounding calculations for outstanding equity awards.

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As of July 25, 2018, the Company had approximately 167,472,208 authorized, but unissued and available and unreserved, shares of Common Stock. Consequently, the Reverse Split would have the important effect of increasing the number of authorized and available shares of Common Stock to approximately 209,494,442 shares (at the 1 for 5 ratio) and 217,373,611 shares (at the 1 for 20 ratio).

In addition, all other things being equal, a reverse stock split by a publicly traded company reduces the number of shares outstanding but leaves the market capitalization of the Company the same, which should increase the price per share of the Company’s stock. Put another way, after a reverse stock split, the enterprise value of the Company is spread over fewer shares and so the per share price of the stock should be commensurately higher. As an example, a hypothetical company with a market value of $12.5 million and 50 million shares outstanding would have a trading price of $0.25 per share ($12.5 million divided by 50 million), while the same company with only 1.25 million shares outstanding would have a trading price of $10.00 per share ($12.5 million divided by 1.25 million). We can therefore anticipate, but can give no assurance, that the Reverse Split would proportionately increase the per share trading price of our outstanding common stock by an amount approximately equal to the inverse of the ratio selected by the Board (for example, an increase of 10 times current trading price for a one-for-ten Reverse Split).

Rationale for a Reverse Stock Split

As previously disclosed in a Current Report on Form 8-K filed on March 28, 2018, on March 22, 2018, the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market notified the Company that, based upon the closing bid price of the Company’s common stock for the 30 prior consecutive business days, the Company no longer satisfied the minimum $1.00 closing bid price requirement, as set forth in Nasdaq Listing Rule 5550(a)(2), and had been provided a 180-day grace period to regain compliance with that requirement, through September 18, 2018.

The Board is asking the stockholders to grant it the authority, at its discretion, to effect the Reverse Split, which the Board believes is an effective way to increase the minimum bid price of our common stock proportionately and put us in a position to regain compliance with Nasdaq Listing Rule 5550(a)(2).

The Board believes that maintaining the listing of the Company’s common stock on Nasdaq is in the best interests of the Company and its stockholders. The Board believes that the delisting of the Company’s common stock from Nasdaq would impair our ability to raise additional funds and would result in decreased liquidity and/or increased volatility in our common stock, among other things. See “Certain Risks Associated with the Reverse Stock Split” below for more information.

Although we expect that the Reverse Split will result in an increase in the market price of our common stock, the Reverse Split may not result in a permanent increase in the market price of our common stock, which is dependent on many factors, including general economic, market and industry conditions and other factors detailed from time to time in the reports we file with the SEC.

Potential Advantages of a Reverse Stock Split

Approval of this Proposal Number 3 would permit the company’s Board of Directors, in its discretion, to file the Amendment with the Delaware Secretary of State in order to effect the Reverse Split. This, we believe, could provide a number of potential advantages, which we describe below.

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Potential Advantage #1- Effective Increase in Authorized Shares. Because the Reverse Split would decrease the number of shares of common stock outstanding and the number of shares reserved for outstanding derivative securities, such as warrants and options, without changing the Company’s authorized capital in any way, there would be a greater proportion of shares available for issuance following the Reverse Split, as set forth above.

The Reverse Split would not have any immediate effect on the proportionate voting power or other rights of our existing stockholders. However, upon issuance, any additional shares of authorized common stock issued would have rights identical to our currently outstanding shares of common stock. To the extent that the additional authorized shares of capital stock are issued in the future, they may decrease the voting rights of existing stockholders and, depending on the price at which they are issued, could be economically dilutive to existing stockholders and have a negative effect on the market price of the common stock. Current stockholders have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock in order to maintain their proportionate ownership of the Company. We could also use the additional shares of capital stock for potential strategic transactions including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations, and investments, although we have no definitive present plans to do so. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of our stock. However, we believe the effective increase in the Company’s authorized capital will be important to preserving the Company’s ability to opportunistically acquire assets and technologies to grow our business; a vote against this proposal could therefore hurt our ability to grow our business and complete our existing product development efforts.

Management is unaware of any specific effort to obtain control of the Company, and has no present intention of using the proposed effective increase in the number of authorized shares of common stock as an anti-takeover device. However, our authorized, but unissued, capital stock could be used to make an attempt to effect a change in control more difficult.

Potential Advantage #2- Maintain NASDAQ Capital Market Listing. We believe that having our common stock delisted from the NASDAQ Capital Market would be undesirable for our stockholders and potentially bad for our business. Among other things, being delisted could reduce the liquidity of our common stock. We also deem valuable our ticker symbol, which is easily recognized as “MBOT” and which we could lose if we were delisted by the NASDAQ Capital Market. Also, being listed on the NASDAQ Capital Market carries with it certain prestige, and we feel it improves the recognition of our Company.

While no assurances can be given, our Board believes that the Reverse Split, at a whole number exchange ratio ranging from one-for-five to one-for-ten, should result in an increase in the Company’s price per share, and thereby help the company meet the $1.00 per share minimum bid price requirement.

While the Company’s stock price could trade above $1.00 on its own accord over the next few months, our Board believes that it is in the Company’s best interests and in the interests of our stockholders to seek approval of the proposed Amendment to effect the Reverse Split, so that we can regain compliance even if the Company’s stock trading price does not increase above $1.00 per share by September 18, 2018, the end of our second 180-day compliance period. Even if our common stock’s closing bid price were to satisfy the minimum closing bid price requirements prior to approval of this Proposal Number 3, we may still effect the Amendment if our stockholders approve this Proposal and our Board determines that effecting the Reverse Split would be in the best interests of the Company and its stockholders.

Potential Advantage #3- Facilitate Potential Future Financings. By preserving our NASDAQ Capital Market listing, we can continue to consider and pursue a wide range of future financing options to support our ongoing business. We believe being listed on a national securities exchange, such as the NASDAQ Capital Market, is valued highly by many investors such as large institutions. A listing on a national securities exchange also has the potential to create better liquidity and reduce volatility for buying and selling shares of our stock, which benefits our current and future stockholders.

Potential Advantage #4- Increase Our Common Stock Price to a Level More Appealing for Investors. We believe that the Reverse Split could enhance the appeal of our common stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower priced securities and that brokerage firms may be reluctant to recommend lower priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell his, her or its shares, or are less likely to be followed by institutional securities research firms. We believe that the reduction in the number of issued and outstanding shares of our common stock caused by the Reverse Split, together with the anticipated increased stock price immediately following and resulting from the Reverse Split, may encourage further interest and trading in our common stock and thus possibly promote greater liquidity for our stockholders, thereby resulting in a broader market for our common stock than that which currently exists.

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Certain Risks Associated with the Reverse Stock Split

While we believe the proposed Reverse Split is critically important to our Company and its stockholders, the Reverse Stock does carry with it several significant risks.

We cannot assure you, for example, that the market price per share of our common stock after the Reverse Split will rise or remain constant in proportion to the reduction in the number of shares of common stock outstanding before the Reverse Split. For example, using the closing price of our common stock on July 25, 2018 of $0.6191 per share as an example, if our Board were to implement the Reverse Split at a one-for-ten ratio, we cannot assure you that the post-split market price of our common stock would be or would remain at a price of ten times greater than $0.6191, or $6.191 ($0.6191 x 10). There can be no assurance that the minimum bid price per share of our common stock would remain in excess of $1.00 following the Reverse Split for a sustained period of time, or long enough to satisfy Nasdaq’s continued listing requirements. If it appears to the Nasdaq staff that we will not be able to comply with Nasdaq Listing Rule 5550(a)(2), or if we do not meet the minimum stockholders’ equity or any other listing standard, our common stock may be subject to delisting. If our common stock is delisted, our common stock would likely trade only in the over-the-counter market. If our common stock were to trade on the over-the-counter market, selling our common stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced, or eliminated. In addition, in the event our common stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage them from effecting transactions in our common stock, further limiting the liquidity thereof. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for us.

The market price of our common stock will also be based on our performance and other factors, most of which are unrelated to the number of shares outstanding. If the Reverse Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split.

Because the number of authorized shares of the Company’s common stock will not be reduced proportionately, the Reverse Split will increase the Board’s ability to issue authorized and unissued shares without further stockholder action. Without taking into account the impact of the proposed Reverse Split, the Company already has a substantial number of authorized but unissued shares of stock, the issuance of which would be dilutive to our existing stockholders and may cause a decline in the trading price of our common stock, With respect to authorized but unissued and unreserved shares, the Company could also use such shares to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management.

In addition, the Reverse Split may increase the number of stockholders who own odd lots (less than 100 shares). Any stockholder who owns fewer than 500 to 2,000 shares of common stock, depending on the final ratio, prior to the Reverse Split will own fewer than 100 shares of common stock following the Reverse Split. Stockholders who hold odd lots typically experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales. Furthermore, some stockholders may cease being stockholders of the Company following the Reverse Split. Any stockholder who owns fewer than 5 to 20 shares of common stock, depending on the final ratio, prior to the Reverse Split will own less than one share of common stock following the Reverse Split and therefore such stockholder will receive cash equal to the market value of such fractional share and cease being a stockholder of the Company, as further described below under “–Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates”.

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Certain Risks Associated with Not Adopting the Reverse Stock Split Charter Amendment

Failure to carry out the Reverse Stock Split also carries several significant risks.

Delisting. If our stockholders do not approve the Reserve Split, the Company could be delisted from the NASDAQ Capital Market, thereby potentially decreasing the liquidity of our stock and hurting or stock’s market price and discouraging future investments in our Company.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If this Proposal Number 3 is approved by our stockholders, we would file the Amendment with the Delaware Secretary of State at such time as our Board has determined the appropriate effective time for the Reverse Split. Our Board may delay effecting the Amendment without resoliciting stockholder approval to any time within three months after the date stockholder approval is obtained (if at all). The Amendment would become effective on the date the Amendment is filed with the Delaware Secretary of State (the “Reverse Split Effective Date”). Beginning on the Reverse Split Effective Date, each certificate representing Old Shares would be deemed for all corporate purposes to evidence ownership of New Shares.

As soon as practicable after the Reverse Split Effective Date, stockholders would be notified that the Reverse Split has been effected. Holders of Old Shares may then surrender certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures required by our transfer agent. Any Old Shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, would automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL NOTIFIED OF THE REVERSE SPLIT EFFECTIVE DATE.

Fractional Shares

No fractional shares would be issued in connection with the Reverse Split. Stockholders of record who otherwise would be entitled to receive fractional shares, would be entitled to rounding up of their fractional share to the nearest whole share.

Effect on Convertible Shares, Options, Warrants and Other Securities

All outstanding options, warrants and other securities entitling their holders to purchase or acquire shares of our common stock would be adjusted as a result of the Reverse Split, as required by the terms of each security. In particular, the conversion ratio for each security would be reduced proportionately, and the exercise price, if applicable, would be increased proportionately, in accordance with the terms of each security and based on the exchange ratio implemented in the Reverse Stock Split.

Accounting Matters

The Amendment is not expected to affect the common stock capital account on our balance sheet. As of the Reverse Split Effective Date, the stated capital on our balance sheet attributable to our common stock is expected to be reduced proportionately based on the selected exchange ratio, and the additional paid-in capital account is expected to be credited with the amount by which the stated capital is reduced. In future financial statements, we would restate net income or loss per share and other per share amounts for periods ending before the Reverse Split to give retroactive effect to the Reverse Split. The per share net income or loss and net book value of our common stock would be increased because there would be fewer shares of our common stock outstanding.

Discretionary Authority of the Board of Directors to Abandon Reverse Stock Split

Our Board reserves the right to abandon the Amendment without further action by our stockholders at any time before the effectiveness of the filing with the Delaware Secretary of State of the certificate of amendment to the Company’s Restated Certificate of Incorporation, even if the Reverse Split has been authorized by our stockholders at the Annual Meeting. By voting in favor of the Reverse Split, you are expressly also authorizing our Board to determine not to proceed with, and abandon, the Reverse Split, if it should so decide.

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No Dissenter’s Rights

Neither Delaware law, the Company’s Restated Certificate of Incorporation, nor the Company’s amended and restated by-laws provides for appraisal or other similar rights for dissenting stockholders in connection with this proposal. Accordingly, the Company’s stockholders will have no right to dissent and obtain payment for their shares, and we will not independently provide stockholders with any such right.

Material Federal Income Tax Consequences

The following discussion of certain U.S. federal income tax consequences to the Company’s stockholders of the Reverse Split, if effected, does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences and is included for general information only, is not intended as tax advice to any person and is not a comprehensive description of the tax consequences that may be relevant to each shareholder’s own particular circumstances. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the reverse stock split.

This discussion addresses the U.S. federal income tax consequences only to a stockholder that is (i) a citizen or individual resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock, (iii) a trust if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person, or (iv) an estate whose income is subject to U.S. federal income taxation regardless of its source. This discussion addresses only those shareholders who hold their pre-reverse stock split shares as “capital assets” as defined in the Code (generally, property held for investment), and will hold the shares received in the Reverse Split as capital assets. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to shareholders that are subject to special tax rules, such as, without limitation, shareholders who are subject to the alternative minimum tax, banks, insurance companies, regulated investment companies, personal holding companies, shareholders who are not “United States persons” as defined in Section 7701(a)(30) of the Code, U.S. persons whose functional currency is not the U.S. dollar, broker-dealers, tax-exempt entities, or S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors therein). If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds pre-reverse stock split shares of our stock, the U.S. federal income tax treatment of a partner of the partnership will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partnership level. Partners in partnerships holding our common stock are urged to consult their own tax advisors about the U.S. federal income tax consequences of the reverse stock split.

Stockholders are advised to consult their own tax advisers regarding the U.S. federal income tax consequences of the Reverse Split in light of their personal circumstances and the consequences under state, local and foreign tax laws, and also as to any estate or gift tax considerations.

Exchange Pursuant to Reverse Stock Split

No gain or loss will be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the Reverse Split, except to the extent of cash, if any, received in lieu of fractional shares, further described in “Cash in Lieu of Fractional Shares” below. The aggregate tax basis of the post-reverse stock split shares received in the Reverse Split, including any fractional share deemed to have been received, will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.

The Company will not recognize any gain or loss as a result of the reverse stock split.

Vote Necessary to Approve Proposal 3; Directors’ Recommendation

Approval of this Reverse Split Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the matter, either in person or by proxy, at the meeting. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL 3 TO APPROVE THE AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

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OTHER MATTERS

Shareholder Proposals

Shareholders who wish to present proposals for inclusion in the Company’s proxy materials for the 2019 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible, the Shareholder proposals must be received by our corporate secretary on or before May 7, 2019.

Shareholders who wish to make a proposal at the 2019 Annual Meeting of Shareholders, other than one that will be included in our proxy materials, must notify us no later than July 21, 2019 (see Rule 14a-4 under the Exchange Act). If a Shareholder who wishes to present a proposal at the 2019 Annual Meeting of Shareholders fails to notify us by July 21, 2019, the proxies that management solicits for the meeting will confer discretionary authority to vote on the Shareholder’s proposal if it is properly brought before the meeting.

Shareholder Nominations of Directors

A shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice thereof in proper written form to the secretary accompanied by a petition signed by at least 100 record holders of capital stock of the Company which shows the class and number of shares held by each person and which represent in the aggregate 1% or more of the outstanding shares entitled to vote in the election of directors. The submission must be in writing and delivered to Microbot Medical Inc., Attn: Secretary, Board of Directors, 25 Recreation Park Drive, Unit 108, Hingham, MA 02043, in accordance with the advance notice procedures and other requirements set forth in Section 3.2 of our bylaws for nominees to be considered for nomination at the 2019 annual meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Submissions must include the name, address and number of shares of common stock beneficially owned by each participant in the Nominating Shareholder group, a representation that the Nominating Shareholder meets the requirements described in the Board policy and will continue to meet them through the date of the annual meeting, a description of all arrangements or understandings between or among the Nominating Shareholder group (or any participant in the Nominating Shareholder group) and the candidate or any other person or entity regarding the candidate, all information regarding the candidate that the Company would be required to disclose in a proxy statement under SEC rules, including whether the candidate is independent or, if not, a description of the reasons why not, the consent of the candidate to serve as a director, and representations by the candidate regarding his or her performance of the duties of a director. Full details may be obtained from the secretary of the Board at the address above or on our website at www.microbotmedical.com. The Corporate Governance Committee will consider and evaluate up to two candidates recommended in accordance with this policy in connection with any annual meeting. The Corporate Governance Committee will consider and evaluate candidates recommended by Shareholders on the same basis as candidates recommended by other sources.

In addition, the Company’s by-laws provide that a Shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice thereof in proper written form to the Secretary accompanied by a petition signed by at least 100 record holders of capital stock of the Company representing in the aggregate 1% or more of the outstanding shares entitled to vote in the election of directors, which petition must show the class and number of shares held by each person. To be timely, such notice and petition must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting, except if less than 70 days notice of the date of the meeting is given to Shareholders, in which case the notice and petition must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of such date was made. The requesting Shareholder is required to provide information with respect to the nominee(s) for director similar to that described above, as more fully set forth in the Company’s by-laws.

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Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, is available without charge upon request by writing to Microbot Medical Inc. at 25 Recreation Park Drive, Unit 108, Hingham, MA 02043, Attention: Investor Relations. A copy of this report is also available through our website at www.microbotmedical.com or, alternatively, at www.sec.gov.

“Householding” of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of either document to you if you contact the Secretary at the following address or telephone number: Microbot Medical Inc., 25 Recreation Park Drive, Unit 108, Hingham, MA 02043; telephone: (781) 875-3605. In addition, copies of both documents may be obtained from our website (www.microbotmedical.com, click on the button “Investors” and then “Presentations and Resources”). You may also request information from Morrow Sodali LLC, our proxy solicitor, at the following address and telephone number: Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902; Stockholders Call Toll Free: 800-662-5200; Microbot-info@morrowsodali.com. If you want to receive separate copies of the proxy statement or the annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address or telephone number.

Other Business

The Board knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

By order of the Board of Directors

Harel Gadot
Chairman, President, and Chief Executive Officer

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microbot medical

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 10:00 a.m., Eastern Time, on September 4, 2018.

Vote by Internet

- Go to **www.envisionreports.com/MBOT**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Yoseph Bornstein	☐	☐	☐
02 - Prattipati Laxminarain	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 3 8 4 6 4 0 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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